PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Net income	$24,325	$20,771	$46,376	$40,429
Interest expense	881	990	1,811	1,983

Earnings from operations available to cover fixed charges	$25,206	$21,761	$48,187	$42,412

Fixed charges	$881	$990	$1,811	$1,983
Preferred stock dividends	11,155	12,757	(4,871)	25,513
Preferred partnership distributions	1,381	1,752	(5,333)	3,504

Combined fixed charges and preferred distributions	$13,417	$15,499	$(8,393)	$31,000

Ratio of earnings from operations to fixed charges	28.6	22.0	26.6	21.4

Ratio of earnings from operations to combined fixed charges and preferred distributions	1.9	1.4	(2)	1.4

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Income from continuing operations	$85,347	$81,675	$79,205	$75,936	$71,349
Interest expense	3,952	4,130	2,575	1,330	3,054

Earnings from continuing operations available to cover fixed charges	$89,299	$85,805	$81,780	$77,266	$74,403

Fixed charges (1)	$3,952	$4,130	$2,575	$1,330	$3,054
Preferred stock dividends	46,630	50,937	47,933	43,011	33,020
Preferred partnership distributions	7,007	6,854	11,155	10,651	20,245

Combined fixed charges and preferred distributions	$57,589	$61,921	$61,663	$54,992	$56,319

Ratio of earnings from continuing operations to fixed charges	22.6	20.8	31.8	58.1	24.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.6	1.4	1.3	1.4	1.3

(1)	Fixed charges include interest expense.

(2)	Not meaningful as combined fixed charges and preferred stock dividends are negative.

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
FFO	$31,713	$31,382	$98,895	$61,979
Interest expense	881	990	1,811	1,983
Net income allocable to noncontrolling interests — preferred units	1,381	1,752	(5,333)	3,504
Preferred stock dividends	11,155	12,757	(4,871)	25,513

FFO available to cover fixed charges	$45,130	$46,881	$90,502	$92,979

Fixed charges (1)	$881	$990	$1,811	$1,983
Preferred stock dividends (2)	11,155	12,757	22,351	25,513
Preferred partnership distributions (2)	1,381	1,752	3,084	3,504

Combined fixed charges and preferred distributions paid	$13,417	$15,499	$27,246	$31,000

Ratio of adjusted FFO to fixed charges	51.2	47.4	50.0	46.9

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.4	3.0	3.3	3.0

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
FFO	$131,558	$122,405	$106,235	$102,608	$97,340
Interest expense	3,952	4,130	2,575	1,330	3,054
Net income allocable to noncontrolling interests — preferred units	7,007	6,854	11,155	10,651	20,245
Preferred stock dividends	46,630	50,937	47,933	43,011	33,020

FFO available to cover fixed charges	$189,147	$184,326	$167,898	$157,600	$153,659

Fixed charges (1)	$3,952	$4,130	$2,575	$1,330	$3,054
Preferred stock dividends (2)	50,858	50,937	44,553	43,011	31,154
Preferred partnership distributions (2)	7,007	6,854	9,789	10,350	17,106

Combined fixed charges and preferred distributions paid	$61,817	$61,921	$56,917	$54,691	$51,314

Ratio of adjusted FFO to fixed charges	47.9	44.6	65.2	118.5	50.3

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.1	3.0	2.9	2.9	3.0

(1)	Fixed charges include interest expense.

(2)	Excludes Emerging Issues Task Force Topic D-42 distributions.